Exhibit 10(vi)(5)

FIFTH AMENDMENT

OF THE

NORTHERN TRUST CORPORATION

SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, the Northern Trust Corporation (the “Corporation”) sponsors the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, as amended and restated effective as of July 20, 1999, (the “Plan”); and

WHEREAS, pursuant to Section 7.1 of the Plan, the Corporation has the right to amend the Plan when the Corporation deems such amendment to be advisable; and

WHEREAS, the Corporation deems it advisable to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended to add the attached as Supplement #1 to the Plan.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 13th of December, 2005 effective as of January 1, 2005.

NORTHERN TRUST CORPORATION
By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head

SUPPLEMENT #1

Special 2005 Termination of Participation for Specified Employees

This Supplement #1 to the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, as amended and restated effective as of July 20, 1999 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with this Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #1.

1.	Effective Date. January 1, 2005.

2.	Application. This Supplement #1 shall apply to any Participant who would be considered a “specified employee” as defined in proposed regulation section 1.409A-1(i) issued by the U.S. Treasury Department and the Internal Revenue Service; who terminates employment for any reason on or after the Effective Date of this Supplement #1 and on or before October 31, 2005 (individually, a “2005 Specified Employee Participant” and, collectively, the “2005 Specified Employee Participants”).

3.	Special Provision. The following special provision shall apply to the 2005 Specified Employee Participants:

Special 2005 Termination of Participation: Pursuant to and in accordance with Notice 2005-1 and proposed regulations under Code section 409A issued by the U.S. Treasury Department and the Internal Revenue Service, each 2005 Specified Employee Participant shall be considered to have terminated participation in the Plan with respect to any amounts that would otherwise be subject to Code section 409A, effective as of the date such 2005 Specified Employee Participant terminated employment with the Company. Anything in the Plan to the contrary notwithstanding, such amounts shall be distributed in a lump sum distribution to such 2005 Specified Employee Participant no later than December 31, 2005, or the date such amounts become vested, if later.

6.	Limitations on Supplement. Nothing in this Supplement #1 shall be construed to provide any 2005 Specified Employee Participant with any rights or benefits under the Plan other than those described in Paragraph 3 above.